Exhibit 10.14

RedRidge Lender Services LLC

_______, 2010

Miguel Fernandez de Castro
Chief Financial Officer
ExamWorks, Inc
3280 Peachtree Road
Suite 2625
Atlanta, GA 30305
Office 404-952-2417

Re: Quality of Earnings Review

Dear Mr. Fernandez de Castro:

This will confirm the understanding and agreement (the “Agreement”) between Exam Works Inc. (“Exam” or the “Company”) and Red Ridge Lender Services, LLC (“RLS”) in connection with RLS’s collateral review services to EXAM and with the objectives and tasks set forth below.

1.	Engagement: To provide due quality of earnings diligence review services as are required by EXAM on its acquisition of________________.

2.	Tasks: Perform due diligence services outlined in attached scope.

3.	Work Product: Our work product will consist of:

	i.	Due Diligence Work Papers.

	ii.	Diligence Report.

4.

Staffing: Brian Bastedo, Andrew Martin, and Chad Ward will be the primary persons responsible for the Engagement. They may also be assisted by other professionals of RLS who possess a wide range of skills and abilities relevant to the Engagement. RLS and its professionals involved in the Engagement shall be independent contractors, shall be considered to RLS staff for the purposes of the Engagement, and shall not be considered or deemed to be officers or employees of EXAM.

5.

Compensation: In exchange for the services rendered by RLS hereunder, RLS shall be compensated $1,500.00 per man day with an estimate 10 man days for field work and analysis and 4-6 man days to complete and review the diligence report. The total billings shall not exceed $25,000 plus out of pocket expenses unless a significant change in scope occurs and is agreed upon by RLS and EXAM.

RLS ▪ 200 S Wacker Suite 3100 ▪ Chicago, IL 60606 ▪ 312-674-4572

6.

Confidentiality: RLS agrees to keep confidential any information of a non-public nature relating to EXAM businesses that RLS may gain or develop in the course of its engagement by EXAM. RLS agrees that neither it nor its officers, members, principals, affiliates, independent contractors and their respective directors, officers, agents and employees or attorneys (the “Confidential Parties”) will disclose to any other person or entity, except to agents of EXAM, or use for any purpose other than as specified herein, any information pertaining to EXAM or any affiliate thereof which is either non-public, confidential or proprietary in nature (“Information”) which it obtains or is given access to during the performance of the services provided for hereunder. With the prior consent of EXAM, RLS may, however, make reasonable disclosure of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, for purposes of this Agreement, the Information does not include information which (a) is generally available to the public other than as a result of a disclosure by the Confidential Parties, (b) was available to the Confidential Parties on a non-confidential basis prior to its disclosure to the Confidential Parties pursuant to this Agreement, (c) becomes available to the Confidential Parties on a non-confidential basis from a source other than EXAM, provided that the source is not bound by a confidentiality agreement with, or other obligation of confidentiality to EXAM. Upon termination of this Agreement, RLS shall return to EXAM or destroy all materials of a non-public nature received from EXAM in the course of the engagement (other than RLS’s work product), and shall either deliver to EXAM or destroy any copies thereof that it may have made or received.

Should the Confidential Parties be requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, court order or other process issued by a court of competent jurisdiction or any federal or state agency or administrative review board to which the Confidential Parties are or may be subject, to disclose any or all of the Information, the Confidential Parties will promptly provide written notice of same to EXAM so that EXAM may seek a protective order or other appropriate remedy. In no event will Confidential Parties disclose more than that portion of the Information that is legally required, and the Confidential Parties shall cooperate with EXAM, at EXAM’s expense, in its effort to obtain a protective order or other assurance that the Information will not be disclosed, or, if it is disclosed, will be disclosed in such a manner as to limit to the greatest extent possible the number of persons who are granted access to the Information.

7.

Framework of the Engagement: RLS is being engaged to provide diligence services to assist EXAM in its efforts to purchase ____. RLS’s Engagement shall not constitute an audit, review or compilation, or any other type of financial reporting engagement that is subject to the rules of the AICPA or other such state and national professional bodies.

8.

Relationship of the Parties: The parties hereto intend that an independent contractor relationship will be created by this Agreement. RLS and its officers, members, principals, affiliates, subcontractors and their respective directors, officers, agents and employees are not to be considered employees or agents of and are not entitled to any of the benefits that EXAM provides for its employees, except as may otherwise be expressly provided for in this Agreement. Neither EXAM nor any of its personnel shall be deemed an agent, employee, officer or director of RLS. Under no circumstances shall EXAM or any of its personnel be, or be deemed to be, in control of the operations of RLS, or to be an owner or operator or acting as a responsible person or controlling person with respect to RLS.

9.

Survival: The obligations of the parties pursuant to Sections 5, 7, and 8 shall survive the termination of the Engagement along with any other section that expressly provides that it shall survive the termination of the Engagement.

10.	Assignability: This Agreement may not be assigned by any party hereto, without the prior written consent of all of the parties hereto.

11.

Entire Agreement: This Agreement incorporates the entire understanding between the parties with respect to its subject matter and supersedes all previous agreements or understandings that might exist or have existed. This Agreement may not be amended or modified, except in writing, executed by the parties hereto.

12.

Non-Binding Mediation and Damages: Any controversy or claim with respect to, in connection with, arising out of, or in any way related to this Agreement or the services provided hereunder shall be submitted first to non-binding mediation in accordance with the dispute resolution procedures set forth as follows:

i.

A dispute shall be submitted to mediation by written notice to the other interested party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator will be designated by the American Arbitration Association (“AAA”) or JAMS/Endispute at the request of a party. Any mediator so designated must be acceptable to all parties.

ii.

The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

iii.

The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcription shall be made of the mediation proceedings.

	iv.	Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

	v.	If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and be binding on the parties to the fullest extent permitted by law.

vi.

Should mediation not be successful, then any controversy or claim with respect to, in connection with, arising out of, or in any way related to this Agreement or the services provided hereunder shall be resolved by a federal court having jurisdiction over such controversy or claim. The parties hereto hereby consent to the jurisdiction and venue of the Federal District Court for the Northern District of Illinois. The parties to this Agreement, and any and all successors and assigns thereof, hereby waive trial by jury, such waiver being informed and freely made. The foregoing is binding upon the parties to this Agreement and any and all successors, affiliates and assigns and thereof.

As to the services that EXAM has requested and RLS has agreed to provide as set forth in this Agreement, the total aggregate liability of RLS under this Agreement to EXAM and its successors and assigns, whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, shall be limited to the actual damages incurred by EXAM or its successors or assigns not to exceed any amount actually paid by EXAM to RLS hereunder. In no event will RLS or any of its affiliates be liable to EXAM or its successors or assigns for consequential, incidental, indirect, punitive, or special damages, including loss of profits, data, business, or goodwill (collectively, “Excluded Damages”), regardless of whether Excluded Damages or liability is based upon breach of contract, tort, failure of essential purpose or any other basis, even if advised of the likelihood of such damages.

13.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to principles of conflicts of laws.

14.

Severability: Any provision of this Agreement that shall be determined to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

15.

Notices: All notices required or permitted to be delivered under this Agreement shall be in writing and shall be sent to the addresses set forth below or to such other name, address or facsimile number as each party may provide by like notice to the other parties in writing. All notices under this Agreement shall be deemed delivered (a) upon confirmation of receipt of a facsimile transmission or (b) confirmed delivery by a standard overnight carrier or by hand, addressed to the respective parties at the following addresses:

If to RLS, to:

Brian Bastedo
200 S Wacker Suite 3100
Chicago, IL 60647
Tel: (312) 674-4572

If to EXAM, to:

Miguel Fernandez de Castro Chief Financial Officer ExamWorks, Inc 3280 Peachtree Road Suite 2625 Atlanta, GA 30305 Office 404-952-2417

Please confirm that the foregoing is in accordance with our understanding by signing and returning to RLS the enclosed duplicate of this letter and a non-refundable deposit of $5,000 that will applied to the total bill; whereupon it shall constitute an agreement binding upon RLS and EXAM.

Very Truly Yours,

RedRidge Lender Services, LLC

By:
Brian Bastedo

Accepted and agreed as of
__________, 2010

Exam Works Inc.

By:

Name:

Its: